Exhibit 99.1

BankAtlantic Bancorp Reports Earnings for Third Quarter, 2003

Third Quarter 2003 Net Income Increased 28%
Diluted Earnings Per Share Increased 30%

Year-To-Date Net Income Increased 55%
Diluted Earnings Per Share Increased 54%

FORT LAUDERDALE, Florida – October 21, 2003 — BankAtlantic Bancorp, Inc. (NYSE: BBX), the parent company of BankAtlantic, Ryan Beck & Co., and Levitt Corporation, today reported third quarter 2003 net income increased 28% to $18.5 million, up from $14.5 million earned in the corresponding 2002 quarter. Diluted earnings per share increased 30% to $0.30, up from $0.23 in the corresponding quarter of 2002. Year-to-date 2003 net income increased 55% to a record $50.1 million, up from $32.3 million earned in the corresponding 2002 period. Diluted earnings per share increased 54% to a record $0.80, up from $0.52 in the corresponding 2002 period.

Chairman of the Board and Chief Executive Officer Alan B. Levan commented, “We are very pleased with the results for the third quarter. Despite a less-than-ideal national economic climate, BankAtlantic Bancorp experienced excellent results throughout our organization. BankAtlantic continued its excellent record in growing low cost deposits and achieved further progress in credit quality. Levitt Corporation had a record quarter, with an all-time high backlog at quarter-end, and Ryan Beck continued its excellent trend in operations, recording one of the best quarters in the history of the firm.”

Additional accomplishments and highlights include:

"BankAtlantic’s ’Florida’s Most Convenient Bank’ initiatives, including seven-day branch banking, extended weekday branch hours, 24/7 live customer service center, Totally Free Checking, free online banking, Totally Free Change Exchange coin counters, and dozens of additional product and service initiatives, continues to produce results that we believe are unprecedented in this market.

     “This quarter, we opened over 38,000 new low cost checking and savings accounts. Since January 2002, BankAtlantic has opened 209,000 new checking and savings accounts. The third quarter of 2003 marks the seventh consecutive quarter of double-digit growth in new low cost checking and savings account openings. Year-to-date 2003, new checking (DDA/NOW) and savings account openings were 110,000, compared to 71,000 in the corresponding 2002 period, an increase of 55%.

     “As shown in the table below, balances in low cost deposits increased 36% on a ‘same branch basis’ in the third quarter of 2003, to $1.3 billion at quarter-end. Non-interest bearing demand deposits now constitute 20% of deposit funding, up from 14% last year.

	DEC '01	MAR '02	JUN '02	SEP '02	DEC '02	MAR '03	JUN '03	SEP '03

Demand Deposits % of Total Deposits	13%	13%	14%	14%	16%	18%	19%	20%
Low Cost Deposits* % of Total Deposits	26%	29%	30%	32%	35%	40%	41%	43%
Low Cost Deposit Growth* “Same Branch” Year-over-Year Change**		15%	23%	30%	30%	31%	33%	36%
Effective rate, Low Cost Deposits*		0.38%	0.49%	0.45%	0.35%	0.33%	0.28%	0.18%

*	DDA and NOW Checking plus Savings comprise Low Cost Deposits

**	Includes Branches open for 2 years or more

To view the accompanying press release graphs, click 3Q2003Graphs, or access the “Investor Relations” section at www.BankAtlanticBancorp.com and click on the “Quarterly Financials” navigation link.

     “In the third quarter 2003, non-interest income at BankAtlantic increased 29% vs. the comparable 2002 quarter, and grew 48% year-to-date vs. the comparable 2002 period.

     “Commercial, small business, and consumer loan demand remained strong. Year-to-date total average loans grew 14%, average residential loans increased 22%, average commercial real estate loans rose 8%, and average small business loans increased 14%.

     “The bank’s credit quality continued to improve during the third quarter of 2003. Non-performing assets declined to $20.8 million from $42.4 million at September 30, 2002. Net charge offs were 0.03% of average loans, vs. 0.43% last year in the same period. The improvement in credit quality necessitated a reduction in the provision for loan losses year-to-date, which resulted in a negative provision of approximately $1.1 million for the quarter. Even after reducing the allowance for loan losses with this negative provision, the ratio of the allowance to total loans increased slightly to 1.27%, and the level of non-performing assets remained steady at 0.53% of loans. Over half of BankAtlantic’s non-performing loans are in our residential 1-4 family loan category, in which losses have historically been negligible.

     “The net interest margin of BankAtlantic continued to decline, as we had expected. The margin was 3.10% for the quarter, which contributed to a decrease in net interest income of approximately $4 million from the immediately preceding quarter. Our balance sheet management strategy remains conservative, influenced by our concern over the risks associated with making long-term asset commitments in a period characterized by historically low interest rates.

     “Also in the quarter, we repaid approximately $185 million of fixed rate, high-cost term advances from the Federal Home Loan Bank which were to mature in the next several quarters. Prepayment penalties on these advances precipitated a charge to income of $2.0 million, and are expected to result in an improvement in net interest income in coming quarters. We will continue to evaluate actions to address the balance of high cost FHLB advances, which are a current factor in our narrowed net interest margin.

“Levitt Corporation experienced strong growth and record results during the quarter. Business segment pretax income for the third quarter rose 346% to $12.5 million vs. the comparable 2002 quarter.

     "Levitt and Sons™ reached an all-time high backlog of $456 million, or a total of 2,075 units. New orders for the nine-month period ending September 30, 2003, were $407 million, on a total of 1,809 homes.

     “During the quarter, Levitt and Sons™ opened its first active adult community for pre-construction sales in the Sarasota area. Although models are not scheduled to open until February 2004, homebuyer response has been excellent, with 59 new orders in less than 4 months.

     “Core Communities had an outstanding summer. Year-to-date 2003 housing sales by third party builders at St. Lucie West jumped 52%, with 1,299 homes sold. More homes have been sold at St. Lucie West during the first nine months of 2003 than in all of 2002, when it ranked as the eighth fastest-growing master-planned community in the US, based on data published by Robert Charles Lessor.

     “We fully expect the pace of activity at St. Lucie West to shift to Core Communities’ newest master-planned community, the ‘Tradition’ development, currently planned at 8,000 acres. Tradition is immediately adjacent to St. Lucie West and offers five miles of direct frontage on Interstate 95. Tradition opened for sales during the second quarter 2003 and the first of several families occupied their new homes during the third quarter.

     “Also during the quarter, Core Communities sold its commercial interest in Live Oak Preserve, located in the Tampa area.

     “The previously announced proposed spin-off of Levitt Corporation is progressing as anticipated. We continue to anticipate that the spin-off will be consummated at December 31, 2003, subject to receipt of a favorable IRS private letter ruling.

“Ryan Beck & Co. had third quarter operating revenues of $53.4 million, an increase of 16% compared to the third quarter of 2002, and business segment pretax income rose to $4.7 million vs. $57,000 in the 2002 quarter, which included certain charges resulting from the acquisition of Gruntal & Co.’s assets. Principal transactions rose to a record $21.1 million, an increase of 55%. Each of the firm’s major business units had strong results for the quarter, continuing the pattern of improved revenue mix following the Gruntal asset acquisition transaction. Revenues of the Ryan Beck’s Private Client Group were $39.6 million, trading revenues for the quarter were $4.6 million, and investment-banking revenues totaled $7.6 million. We have been particularly pleased with the growth in relatively more stable revenue from the Private Client Group. That Group contributed about 74% of Ryan Beck’s total revenue in the quarter, which reduces Ryan Beck’s reliance on investment banking revenue, which is historically more volatile.

     “During the quarter, Ryan Beck expanded its Financial Institutions Group (FIG) with the addition of senior investment bankers in its New York City and Chicago offices. In addition, Larry A. Silverstein joined the firm as Chief Financial Officer, succeeding Leonard J. Stanley, who will assume the role of Executive Vice President and Chief Administrative Officer.

     “In total, the FIG group announced eight merger transactions and announced or completed five capital financing transactions during the third quarter. At September 30, 2003, Ryan Beck ranked 5th nationally in terms of bank and thrift acquisitions handled for 2003 (source: SNL Securities).

Financial Highlights:
Third Quarter, 2003 Compared to Third Quarter, 2002

BankAtlantic Bancorp (consolidated):

•	Net income of $18.5 million vs. $14.5 million, an increase of 28%.

•	Return on tangible equity was 17.83% vs. 16.96%.

•	Book value per share rose to $8.72 vs. $7.85, an increase of 11%.

BankAtlantic:

•	Business segment pretax income of $15.6 million vs. $21.6 million, a decrease of 28%.

•	Return on tangible assets was 0.81% vs. 1.07%.

•	Return on tangible equity was 9.97% vs. 15.09%.

•	Net interest margin decreased from 3.65% to 3.10%.

•	Non-interest income grew to $17.2 million vs. $13.3 million, an increase of 29%.

•	Non-interest expense grew to $39.2 million vs. $34.3 million, an increase of 14%.

Levitt Corporation:

•	Business segment pretax income rose to $12.5 million vs. $2.8 million, an increase of 346%.

•	Return on tangible equity was 24.43% vs. 6.96%.

Ryan Beck & Co.:

•	Business segment pretax income rose to $4.7 million vs. $57,000.

•	Return on tangible equity was 16.23% vs. 0.23%.

Year-To-Date 2003 Highlights Compared To The Corresponding 2002 Period:

BankAtlantic Bancorp (consolidated):

•	Net income of $50.1 million vs. $32.3 million, an increase of 55%.

•	Earnings per share of $0.80 vs. $0.52, an increase of 54%.

•	Return on tangible equity was 16.78% vs. 12.15%.

BankAtlantic:

•	Business segment pretax income of $53.1 million vs. $51.0 million, an increase of 4%.

•	Return on tangible assets was 0.91% vs. 0.89%.

•	Return on tangible equity was 11.53% vs. 12.08%.

•	Total average loans grew to $3.901 billion, vs. $3.410 billion, an increase of 14%.

o Average residential loans increased to $1.719 billion vs. $1.413 billion, an increase of 22%.

o Average commercial real estate loans increased to $1.584 billion vs. $1.466 billion, an increase of 8%.

o Average small business loans increased to $161 million vs. $141 million, an increase of 14%.

•	Net interest margin decreased from 3.57% to 3.24%.

•	Non-interest income grew to $53.8 million vs. $36.2 million, an increase of 49%.

•	Non-interest expense grew to $116.1 million vs. $98.9 million, an increase of 17%.

Levitt Corporation:

•	Business segment pretax income increased to $28.2 million vs. $14.9 million, an increase of 89%.

•	Return on tangible equity was 18.41% vs. 12.73%.

Ryan Beck & Co.:

•	Business segment pretax income was $9.6 million.

•	Return on tangible equity was 11.95% vs. 24.46%.

BankAtlantic Bancorp’s Third Quarter, 2003 earnings results press release, financial summary, press release graphs, and the Supplemental Financials (extensive business segment financial data), are available on BankAtlantic Bancorp’s website: www.BankAtlanticBancorp.com.

•	To view this press release online, access the “Press Room.”

•	To view the financial summary, access the “Investor Relations” section and click on the “Quarterly Financials” navigation link.

•	To view the accompanying press release graphs, click 3Q2003Graphs, or access the “Investor Relations” section and click on the “Quarterly Financials” navigation link.

•	To view the Supplemental Financials, access the “Investor Relations” section and click on the “Supplemental Financials” navigation link.

Copies of BankAtlantic Bancorp’s Third Quarter, 2003 earnings results press release and financial summary, press release graphs, and the Supplemental Financials are also available upon request via fax, email, or postal service, by contacting BankAtlantic Bancorp’s Investor Relations department utilizing the contact information listed below.

BankAtlantic Bancorp will host an investor and media teleconference call and webcast on Wednesday, October 22, 2003 at 11:00 a.m. EST.

•	Teleconference Call: To access the teleconference call in the U.S., the toll free number to call is 1-888-802-7345. International calls may be placed to 973-935-8516. A replay of the conference call will be available beginning on Wednesday, October 22, 2003 through 5:00 p.m. Friday, October 31. To access the replay option in the U.S., the toll free number to call is 1-877-519-4471. International calls for the replay may be placed to 973-341-3080. The replay digital PIN number for both domestic and international calls is: 4245506.

•	Webcast: To listen to the live and/or archived webcast of the teleconference call, visit www.BankAtlanticBancorp.com, access the “Investor Relations” section, and click on the “Webcast” navigation link. The archive of the teleconference call will be available beginning on Wednesday, October 22 through Friday, November 28, 2003.

About BankAtlantic Bancorp:

BankAtlantic Bancorp (NYSE: BBX) is a diversified financial services holding company and the parent company of BankAtlantic, Ryan Beck & Co., and Levitt Corporation. Through these subsidiaries, BankAtlantic Bancorp provides a full line of products and services encompassing consumer and commercial banking, brokerage and investment banking, and real estate development.

BankAtlantic, “Florida’s Most Convenient Bank,” is one of the largest financial institutions headquartered in Florida and provides a comprehensive offering of banking services and products via its broad network of community branches throughout Florida and its online banking division — BankAtlantic.com. BankAtlantic has 73 branch locations and operates more than 190 conveniently located ATMs. BankAtlantic is open 7 days a week and offers holiday hours, extended weekday hours, Totally Free Change Exchange coin counters, 24/7 call center service, and free retail and business checking with a free gift.

Seven-Day Branch Banking – Monday through Sunday

•	Extended branch lobby hours are 8:30 am — 5:00 pm, Monday through Wednesday, and 8:30 am — 8:00 pm, Thursday and Friday.

•	Extended drive-thru hours are 7:30 am — 8:00 pm, Monday through Friday.

•	Saturday branch lobby hours are 8:30 am — 3:00 pm, and drive-thru hours are 7:30 am — 6:00 pm.

•	Sunday branch lobby hours are 11:00 am — 4:00 pm, and drive-thru hours are 11:00 am — 4:00 pm.

Ryan Beck & Co. is a full-service broker dealer engaging in underwriting, market making, distribution, and trading of equity and debt securities. The firm also provides money management services, general securities brokerage, including financial planning for the individual investor, consulting and financial advisory services to financial institutions and middle market companies. Ryan Beck & Co. also provides independent research in the financial institutions, healthcare, technology, and consumer product industries. Ryan Beck & Co. has in excess of 500 financial consultants located in 33 offices nationwide

Levitt Corporation is the parent company of Levitt and Sons™, Core Communities, and Levitt Commercial. Levitt Corporation and BankAtlantic Bancorp also hold an aggregate 40% ownership interest in Bluegreen Corporation. BankAtlantic Bancorp has announced plans to spin off Levitt Corporation to shareholders at year-end, 2003, subject to receipt of a favorable private letter ruling from the IRS.

Levitt and Sons™, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and Levittown, PA. After building approximately 200,000 homes in over 74 years, Levitt and Sons™ currently develops single and multi-family homes for active adults and families throughout Florida.

Core Communities develops master-planned communities in Florida, including its original and best known, St. Lucie West. St. Lucie West, the fastest growing community on Florida’s Treasure Coast for the last 7 years, is a 4,600-acre community with 4,000 built and occupied homes, 150 businesses employing 5,000 people and a university campus. Core Communities’ newest master-planned community is “Tradition.” Now under development on Florida’s Treasure Coast in St. Lucie County, Tradition features 5,600 residences, a commercial town center and a world-class corporate park.

Levitt Commercial specializes in development, re-development, and joint venture opportunities in industrial and retail properties.

Bluegreen Corporation (NYSE: BXG) engages in the acquisition, development, marketing and sale of drive-to vacation resorts, golf communities and residential land. The Company’s resorts are located in a variety of popular vacation destinations including the Smoky Mountains of Tennessee; Myrtle Beach and Charleston, South Carolina; Branson, Missouri; Wisconsin Dells and Gordonsville, Wisconsin; Aruba and throughout Florida. Bluegreen Corp.’s land operations are predominantly located in the Southeastern and Southwestern United States.

For further information, please visit our websites:

www.BankAtlanticBancorp.com
www.BankAtlantic.com
www.RyanBeck.com
www.LevittCorporation.com
www.LevittandSons.com
www.CoreCommunities.com
www.LevittCommercial.com

BankAtlantic Bancorp Contact Info: —

Investor Relations: Leo Hinkley, Phone: (954) 760-5317, Fax: (954) 760-5415 or
InvestorRelations@BankAtlanticBancorp.com. Mailing Address: BankAtlantic Bancorp, Investor Relations, 1750 East Sunrise Blvd., Fort Lauderdale, FL 33304
Corporate Communications: Sharon Lyn, Phone: (954) 760-5402, Fax: (954) 760-5415 or
CorpComm@BankAtlanticBancorp.com

•     To receive future news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on
       www.BankAtlanticBancorp.com

BankAtlantic, “Florida’s Most Convenient Bank,” Contact Info:

Public Relations: Hattie Harvey, Tel: (954) 760-5383, Fax: (954) 760-5108 or
hharvey@BankAtlantic.com.
Public Relations for BankAtlantic: Boardroom Communications, Caren Berg,
Phone: (954) 370-8999, Fax (954) 370-8892 or caren@boardroompr.com

•     To receive future BankAtlantic Bancorp news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on: www.BankAtlanticBancorp.com

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Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of BankAtlantic Bancorp, Inc. (“the Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services; credit risks and loan losses, and the related sufficiency of the allowance for loan losses; changes in interest rates and the effects of, and changes in, trade, monetary and fiscal policies and laws; the effect of repaying FHLB advances, adverse conditions in the stock market, the public debt market and other capital markets and the impact of such conditions on our activities and the value of our assets; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; BankAtlantic’s seven-day banking initiative and other growth initiatives not being successful or producing results which do not justify their costs; the impact of changes in accounting policies by the Securities and Exchange Commission; the impact of periodic testing of goodwill and other intangible assets for impairment, and with respect to the operations of Levitt Corporation (“Levitt”) and its real estate subsidiaries: the market for real estate generally and in the areas where Levitt has developments, the availability and price of land suitable for development, materials prices, labor costs, interest rates, environmental factors and governmental regulations; and the Company’s success at managing the risks involved in the foregoing. This press release also contains forward-looking statements with respect to the proposed spin-off of Levitt Corporation which is subject to a number of risks and uncertainties that are subject to change based on factors including that the conditions relating to regulatory approval and the tax-free nature of the spin-off may not be met, that business, economic, or market conditions may make the spin-off less advantageous, that Levitt will not be successful as a separate publicly-traded company, that Levitt will not have additional access to capital or debt markets or that such markets may prove to be more expensive than currently available, and that the Board may in the future conclude that it is not in the best interest of the Company or the shareholders to pursue the spin-off. Further, this press release contains forward-looking statements with respect to Ryan Beck & Co., which are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with its operations, products and services, changes in economic or regulatory policies, the volatility of the stock market and fixed income markets, as well as its revenues mix, the success of new lines of business, and additional risks and uncertainties that are subject to change and may be outside of Ryan Beck’s control. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.